Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Reports Third Quarter 2013 Results from Continuing Operations

HOUSTON, TX, NOVEMBER 6, 2013 — Willbros Group, Inc. (NYSE: WG) announced today results from continuing operations for the third quarter of 2013. The Company reported a net loss from continuing operations of $12.5 million, or ($0.26) per share, on revenue of $503.0 million, compared to net income from continuing operations in the third quarter of 2012 of $3.8 million, or $0.08 per diluted share, on revenue of $548.0 million. Third quarter results included a debt extinguishment charge of $11.6 million, or ($0.24) per share associated with the refinancing of its previous credit facility. The Company reported operating income of $10.9 million for the third quarter of 2013 compared to operating income of $11.3 million in the third quarter of 2012.

Randy Harl, President and Chief Executive Officer, commented, “Three of our four segments continue to generate positive operating results. Our Canada segment delivered another quarter of strong operating margins and our Utility T&D and Professional Services segments also contributed positive results. In our Oil & Gas segment, the regional service lines generated a $4.8 million operating improvement from the second quarter of 2013 driven by higher quality backlog and better execution. The losses incurred in the regions during the third quarter were a function of underutilization of resources in some offices and margin erosion on certain projects which still produced an acceptable profit. The improvement we have seen in the regions is expected to continue in the fourth quarter as we focus our regional services on midstream opportunities, much as we focused the Canada model on oil sands in 2011, and align our resources and our cost structure to address this growing midstream market.”

Segment Operating Results

Oil & Gas

For the third quarter of 2013, the Oil & Gas segment reported an operating loss of $8.8 million on revenue of $184.2 million, compared to operating income of $4.4 million in the third quarter of 2012 on revenue of $282.8 million. Underutilization of resources for cross-country pipeline, regional and downstream services negatively impacted the segment’s operating results. The segment benefited from the start of construction work on a major cross-country pipeline project, which began late in the third quarter and was 18 percent complete at September 30. Sequentially, the Oil & Gas segment delivered a $10.0 million improvement in operating income.

CONTACT:
Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	Connie Dever Director Investor Relations Willbros 713-403-8035

Utility T&D

The Utility T&D segment generated revenue of $108.1 million and $2.9 million of operating income, an improvement of approximately $1.0 million of operating income over the third quarter of 2012. The increase in operating income was primarily related to increased productivity in its matting and installation services in the Northeast. Contract revenue decreased $15.6 million compared to the third quarter of 2012 primarily related to the completion of two CREZ program projects during the second quarter of 2013.

Canada

The Canada segment reported operating income of $11.1 million on revenue of $124.9 million, a substantial improvement compared to breakeven in the third quarter of 2012. Contract revenue increased $67.4 million from the third quarter of 2012 and nearly $200.0 million year-to-date compared to the same period last year. Canada continues to benefit from its focus on the oil sands mine sites and in situ extraction developments. The improvement in operating income compared to last year was attributable to quality backlog and safe, reliable execution of core construction and maintenance services performed for key customers.

Professional Services

The Professional Services segment reported operating income of $5.6 million, an improvement of $0.7 million relative to the third quarter of 2012, on revenue of $87.1 million. Operating margins were slightly lower compared to the second quarter of 2013 due to a higher component of procurement revenue associated with engineering, procurement and construction (EPC) projects which began in the third quarter of 2013. The segment’s line locating and integrity services continued to deliver solid results during the third quarter.

Backlog(2)

At September 30, 2013, total backlog from continuing operations was flat at $1.95 billion compared to total backlog from continuing operations at June 30, 2013. Twelve month backlog increased to $956.8 million at September 30, 2013 compared to $919.0 million at June 30, 2013. After the close of the third quarter, the Oil & Gas segment was awarded nearly $100 million of significant cross-country pipeline work in the Northeast.

Credit Facility and Liquidity

At September 30, 2013, the Company had $20.1 million of cash and cash equivalents. Outstanding revolver borrowings were $50.0 million, with $54.6 million in letters of credit outstanding, resulting in $40.4 million remaining against the approximately $145.0 million of borrowing base availability. The Company believes that improved cash flow from operations and proposed sales of non-strategic assets will allow it to maintain adequate liquidity. The sale of the assets of the discontinued Hawkeye operations is expected to close in 2013, and the Company continues to consider additional sales of non-strategic and under-performing assets (including equipment, real property and businesses) to strengthen the balance sheet.

CONTACT:
Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	Connie Dever Director Investor Relations Willbros 713-403-8035

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Outlook

For the fourth quarter of 2013, Willbros expects positive operating results in the Oil & Gas segment supported by continued improvement in its regional service lines. Willbros’ pipeline and facilities service lines in the Oil & Gas segment are fully booked for the fourth quarter and are expected to continue generating positive operating results. Willbros also expects further improvement in its regional service lines as a result of higher quality backlog, improved execution and lower cost structure. The Company experienced decreased demand for its downstream services during the third quarter and expects improvement in the fourth quarter due to increased activity from backlog associated with the fall turnaround season.

Willbros expects its other three segments to continue to contribute positive results in the fourth quarter of 2013. The Company continues to expect that it can achieve increased margins in its Utility T&D segment as it captures additional transmission construction work beyond its alliance agreement in Texas. Canada is on track to meet or exceed the growth and performance objectives of $500 million in quality revenue by 2016. Operating margins in the Professional Services segment are anticipated to remain positive, with improvement opportunities, as the Company realizes the benefit from its geographic and service line expansion in 2013.

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Thursday, November 7, 2013 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Third Quarter Earnings Conference Call

When:	Thursday, November 7, 2013—9:00 a.m. Eastern Time

How:	Live via phone—By dialing 480-629-9869 or 888-561-1799 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the investor relations home page.

For those who cannot listen to the live call, a replay will be available through November 14, 2013 and may be accessed by calling 303-590-3030 or 800-406-7325 using pass code 4648246 #. Also, an archive of the webcast will be available shortly after the call on www.willbros.com.

Willbros is a specialty energy infrastructure contractor serving the oil, gas, refining, petrochemical and power industries. Our offerings include engineering, procurement and construction (either individually or as an integrated EPC service offering), turnarounds, maintenance, facilities development and operations services. For more information on Willbros, please visit our web site at www.willbros.com.

CONTACT:
Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	Connie Dever Director Investor Relations Willbros 713-403-8035

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This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the consequences the Company may encounter if it is unable to make payments required of it pursuant to its settlement agreement of the West African Gas Pipeline Company Limited lawsuit; the existence of material weaknesses in internal control over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s existing loan agreements; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades and development trends of the oil, gas, power, refining and petrochemical industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

TABLE TO FOLLOW

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CONTACT:
Michael W. Collier Vice President Investor Relations Willbros 713-403-8038	Connie Dever Director Investor Relations Willbros 713-403-8035

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WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Income Statement
Contract revenue
Oil & Gas	$184,167	$282,790	$555,538	$635,653
Utility T&D	108,135	123,782	349,660	361,928
Canada	124,914	57,555	324,334	128,880
Professional Services	87,104	84,612	252,992	248,259
Eliminations	(1,282)	(746)	(4,263)	(2,599)

	503,038	547,993	1,478,261	1,372,121
Operating expenses
Oil & Gas	192,968	278,410	597,668	637,498
Utility T&D	105,188	121,800	329,192	354,162
Canada	113,839	57,512	298,444	134,798
Professional Services	81,457	79,699	238,547	239,170
Eliminations	(1,282)	(746)	(4,263)	(2,599)

	492,170	536,675	1,459,588	1,363,029
Operating income (loss)
Oil & Gas	(8,801)	4,380	(42,130)	(1,845)
Utility T&D	2,947	1,982	20,468	7,766
Canada	11,075	43	25,890	(5,918)
Professional Services	5,647	4,913	14,445	9,089

Operating income	10,868	11,318	18,673	9,092
Other expense
Interest expense, net	(8,220)	(6,464)	(22,832)	(21,454)
Loss on early extinguishment of debt	(11,573)	—	(11,573)	(3,405)
Other, net	(336)	(110)	(413)	(449)

	(20,129)	(6,574)	(34,818)	(25,308)

Income (loss) from continuing operations before income taxes	(9,261)	4,744	(16,145)	(16,216)
Provision for income taxes	3,205	897	6,943	3,078

Income (loss) from continuing operations	(12,466)	3,847	(23,088)	(19,294)
Income (loss) from discontinued operations net of provision for income taxes	(13,467)	(3,112)	(5,554)	3,357

Net income (loss)	(25,933)	735	(28,642)	(15,937)
Less: Income attributable to noncontrolling interest	—	(273)	—	(945)

Net income (loss) attributable to Willbros Group, Inc.	$(25,933)	$462	$(28,642)	$(16,882)

Reconciliation of net income (loss) attributable to Willbros Group, Inc.
Income (loss) from continuing operations	$(12,466)	$3,847	$(23,088)	$(19,294)
Income (loss) from discontinued operations	(13,467)	(3,385)	(5,554)	2,412

Net income (loss) attributable to Willbros Group, Inc.	$(25,933)	$462	$(28,642)	$(16,882)

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.26)	$0.08	$(0.48)	$(0.40)
Discontinued operations	(0.28)	(0.07)	(0.11)	0.05

	$(0.54)	$0.01	$(0.59)	$(0.35)

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.26)	$0.08	$(0.48)	$(0.40)
Discontinued operations	(0.28)	(0.07)	(0.11)	0.05

	$(0.54)	$0.01	$(0.59)	$(0.35)

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$(60,721)	$(22,708)	$(43,248)	$(12,530)
Investing activities	$(4,600)	$(2,349)	30,034	(377)
Financing activities	$38,417	$28,612	(5,592)	(31,740)
Foreign exchange effects	$209	$(404)	(310)	(2,110)
Discontinued operations	$(6,840)	$(25,724)	(15,189)	(780)
Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	48,642	48,120	48,512	47,965
Diluted	48,642	48,509	48,512	47,965
Adjusted EBITDA from continuing operations(1)	$21,866	$23,403	$53,811	$48,326
Purchases of property, plant and equipment	4,966	3,240	9,673	10,506
Reconciliation of Non-GAAP Financial Measure
Adjusted EBITDA from continuing operations (1)

Income (loss) from continuing operations attributable to Willbros Group, Inc.	$(12,466)	$3,847	$(23,088)	$(19,294)
Interest expense, net	8,220	6,464	22,832	21,454
Provision for income taxes	3,205	897	6,943	3,078
Loss on early extinguishment of debt	11,573	—	11,573	3,405
Depreciation and amortization	9,939	10,934	32,246	34,788
DOJ monitor cost	—	2	—	1,588
Stock based compensation	1,986	1,844	4,784	5,761
Restructuring and reorganization costs	44	33	198	169
Gain on disposal of property and equipment	(635)	(618)	(1,677)	(2,623)

Adjusted EBITDA from continuing operations (1)	$21,866	$23,403	$53,811	$48,326

	9/30/2013	6/30/2013	3/31/2013	12/31/2012
Balance Sheet Data
Cash and cash equivalents	$20,075	$53,610	$9,698	$48,778
Working capital	265,636	236,812	217,406	270,512
Total assets	864,046	863,054	888,168	978,246
Total debt	309,294	264,386	249,493	303,359
Stockholders’ equity	175,547	200,961	207,443	206,333
Backlog Data (2)
Total By Reporting Segment
Oil & Gas	$315,159	$241,347	$212,358	$293,495
Utility T&D	999,293	1,079,261	1,169,806	1,257,403
Canada	386,830	415,804	395,804	349,520
Professional Services	246,829	220,707	228,134	197,752

Total Backlog	$1,948,111	$1,957,119	$2,006,102	$2,098,170

Total Backlog By Geographic Area
United States	$1,556,010	$1,537,313	$1,606,046	$1,743,906
Canada	386,830	415,804	395,804	349,520
Other International	5,271	4,002	4,252	4,744

Total Backlog	$1,948,111	$1,957,119	$2,006,102	$2,098,170

12 Month Backlog	$956,810	$918,974	$880,021	$1,010,365

(1)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. These adjustments are included in various performance metrics under our credit facilities and other financing arrangements. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

(2)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications.